                                                                     Exhibit 4.3


               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       OF

                           SERIES A-1 PREFERRED STOCK

                                       AND

                           SERIES A-2 PREFERRED STOCK

                                       OF

                        VISTA INFORMATION SOLUTIONS, INC.

            Pursuant to Section 151 of the General Corporation Law of
                              the State of Delaware
                              ---------------------

         The undersigned officer of VISTA Information Solutions, Inc. (hereinafter called the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 9 thereof, does hereby certify as follows:

         Pursuant to the authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on March 2, 1998, the Board of Directors of the Company on December 9, 1999, adopted the following resolution creating two series of Preferred Stock designated as Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock on the terms set forth in EXHIBIT A attached hereto:

RESOLVED:         That two series of Preferred Stock of the Company be and are hereby created, and that the designation, powers, preferences and rights of the shares of such series, and the qualification, limitations or restrictions thereof are as set forth in the Certificate of Designation, Preferences and Rights attached as EXHIBIT A hereto.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed on its behalf, this 9 day of December, 1999.

                                      VISTA INFORMATION SOLUTIONS, INC.



                                      By:
                                         ---------------------------------------
                                           Name:     E. Stevens Hamilton
                                           Title:    Vice President, Mergers and
                                                     Acquisitions and Secretary

                                                                       EXHIBIT A

                         DESCRIPTION AND DESIGNATION OF

                     SERIES A-1 CONVERTIBLE PREFERRED STOCK

                                       AND

                     SERIES A-2 CONVERTIBLE PREFERRED STOCK


1.       DESIGNATION; NUMBER.

         (a) SERIES A-1 CONVERTIBLE PREFERRED STOCK. Four Hundred Ten Thousand (410,000) shares of the authorized and undesignated Preferred Stock of the Company, $0.001 par value, are hereby designated as the "Series A-1 Convertible Preferred Stock" (the "Series A-1 Preferred Stock"), such series to have the powers, preferences and rights, and the qualifications, limitations and restrictions set forth below; and

         (b) SERIES A-2 CONVERTIBLE PREFERRED STOCK. Three Hundred Twenty-Five Thousand (325,000) of the authorized and undesignated Preferred Stock of the Company, $0.001 par value, are hereby designated as the "Series A-2 Convertible Preferred Stock" (the "Series A-2 Preferred Stock"), such series to have the powers, preferences and rights, and the qualifications, limitations and restrictions set forth below.

2.       DIVIDENDS.

         (a) GENERAL. If a dividend or distribution is declared or otherwise is to be made (whether in liquidation or otherwise) on or in respect of the Common Stock of the Company, the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, shall be paid dividends or distributions in an amount equal to the amount that would have been paid on or in respect of the number of whole shares of Common Stock into which such shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, are then convertible, but without regard to Section 5(a)(ii) hereof with respect to the Series A-2 Preferred Stock, as if all such Common Stock had been issued upon conversion. The holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, shall be entitled to be paid in full the dividends and distributions provided in this Section 2(a) prior to the payment of any dividends or distributions on or in respect of Common Stock of the Company.

         (b) OTHER DIVIDENDS. In addition to dividends and distributions referred to in Section 2(a) hereof, the holders of the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, shall be paid such other dividends or distributions on the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, when and as declared by the Board of Directors of the Company, acting in its sole discretion, out of assets of the Company legally available therefor, provided that any dividends payable pursuant hereto shall be paid on a pro rata basis to each such series based on the number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock held.

3.       LIQUIDATION RIGHTS.

         (a) SENIOR PREFERRED STOCK PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation") that is consummated before the shares of Series A-2 Preferred Stock have become convertible into Common Stock pursuant to Section 5(a)(ii) and have voting rights pursuant to Section 4(a)(ii) hereof, the holders of shares of Series A-2 Preferred Stock shall thereupon be entitled to receive out of legally available assets of the Company, before the payment, distribution or setting apart for payment or distribution of any amount in respect of the Common Stock, the Series A Preferred Stock or the Series A-1 Preferred Stock or any shares of Preferred Stock not issued and outstanding on the date of issuance of the Series A-2 Preferred Stock, a preferential amount (the "Senior Liquidation Amount") per share of Series A-2 Preferred Stock, payable in cash equal to the GREATER of:

             (i) the Original Purchase Price (as defined in Section 9 hereof) plus (x) all declared but unpaid dividends or distributions (if any), and (y) an amount equal to 25% per annum of the Original Purchase Price compounded from the date of the issuance of such share of Series A-2 Preferred Stock; or

             (ii) such amount per share of Series A-2 Preferred Stock as would have been payable upon such Liquidation had each such share of Series A-2 Preferred Stock been converted into Common Stock immediately prior to such Liquidation (without regard to Section 5(a)(ii) hereof), plus all declared but unpaid dividends or distributions (if any).

         (b) PREFERRED STOCK PREFERENCE. In the event of a Liquidation, the holders of the shares of Series A-1 Preferred Stock (and, when Section 3(a) does not apply, the shares of Series A-2 Preferred stock) shall thereupon be entitled to receive out of legally available assets of the Company, after any payment pursuant to Section 3(a) but before the payment, distribution or setting apart for payment or distribution of any amount in respect of the Common Stock or any shares of Preferred Stock not issued and outstanding on the date of issuance of the Series A-1 and Series A-2 Preferred Stock and pari passu with any shares of Series A Preferred Stock, a preferential amount (the "Liquidation Amount") per share of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case may be, payable in cash equal to the GREATER of:

             (i) the Original Purchase Price (as defined in Section 9 hereof) plus (x) all declared but unpaid dividends or distributions (if any), and (y) an amount equal to 9% per annum of the Original Purchase Price compounded from the date of each respective holder's original purchase of the Series A-1 or Series A-2 Preferred Stock, as the case may be; or

             (ii) such amount per share of Series A-1 or Series A-2 Preferred Stock, as the case may, as would have been payable upon such Liquidation had each such share of Series A-1 or Series A-2 Preferred Stock, as the case may be, been converted into Common Stock immediately prior to such Liquidation, plus all declared but unpaid dividends or distributions (if any).

         (c) PRORATION. If the assets of Company available for distribution to holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock and, if Section 3(a) does not apply, Series A-2 Preferred Stock are insufficient to pay the full preferential amount payable to such holders, then all assets legally available for distribution shall be distributed among the holders of Series A Preferred Stock and Series A-1 Preferred Stock and, if Section 3(a) does not apply, Series A-2 Preferred Stock pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation if all amounts payable on or with respect to such shares were paid in full.

         (d) TREATMENT OF MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. Unless the holders of a majority of the outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class, elect to have the provisions of Section 5(c)(viii) apply, for purposes of Section 3(a) and (b) above, a sale of all or substantially all of the assets of the Company or a merger or consolidation of the Company with or into another corporation, following which the holders of the Company's outstanding capital stock immediately prior to such merger, consolidation or sale of assets do not own a majority of the outstanding voting securities of the surviving entity (a "Sale Event"), shall be treated as a Liquidation, entitling the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock to receive their respective Liquidation Amounts upon consummation of such Sale Event; PROVIDED HOWEVER, that a Sale Event shall not be treated as a Liquidation if either:

             (i) (A) payment of the Liquidation Amounts would prevent the Sale Event from being accounted for as a "pooling of interests" transaction, (B) such treatment is a necessary condition to accomplishing the Sale Event, and (C) the holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock receive securities or other property upon consummation of the Sale Event valued at an amount per share equal to the Original Purchase Price plus a return of 20% of the Original Purchase Price per annum compounded from the date of each respective holder's original purchase of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, or

             (ii) under Section 5(c)(viii) (without regard to Section 5(a)(ii)), the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock would receive freely tradable securities upon consummation of such Sale Event valued at the time of receipt at no less than their respective Liquidation Amounts.

         (e) PAYMENT TO COMMON STOCKHOLDERS. After payment of the full Senior Liquidation Amount, if applicable, and the full Liquidation Amount to the holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, as the case may be, and of the liquidation preferences of any other series of Preferred Stock, all remaining assets of the Company shall be distributed to the holders of Common Stock.

4.       VOTING RIGHTS.

         (a) GENERAL.

             (i) Unless voting rights for shares of Series A-2 Preferred Stock are provided by law or are otherwise provided herein, including without limitation Section 4(b) hereof, the holders of the shares of Series A-2 Preferred Stock shall not have any voting rights until the holders of a majority of the voting power of those classes and series of capital stock outstanding prior to the date of issuance of the series A-2 Preferred Stock, present in person or by proxy at a meeting at which a quorum is present, approve the grant of voting rights to shares of Series A-2 Preferred Stock.

             (ii) After such stockholders approve the grant of voting rights to the holders of Series A-2 Preferred Stock, then, except as expressly required by law or as otherwise provided herein, including without limitation Sections 4(b) and 4(c) hereof, the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall vote together with the holders of shares of Common Stock as a single class on all matters as to which the holders of shares of the Company may be entitled to vote. The holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which their respective shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock are convertible on the record date for such vote. The voting rights conferred upon the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock herein shall be in addition to those provided by law, and neither any provision in the Certificate of Incorporation of the Company or Bylaws nor any action taken by the Company shall decrease or otherwise affect said voting rights provided by law.

         (b) PROTECTIVE PROVISIONS. Except as expressly required by law or as otherwise provided herein,

             (i) so long as any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock are outstanding, the Company shall not, without first obtaining the written consent or the affirmative vote of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case may be, voting separately as a class, take or permit any of the following actions:

                  (A) any amendment to the Certificate of Incorporation of the Company that would increase the authorized number of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case may be; or

                  (B) any amendment to the Certificate of Incorporation or the Bylaws of the Company or any other action that would adversely affect any of the rights, powers, preferences or privileges of the shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case may be;

             (ii) unless and until the shares of Series A-2 Preferred Stock become convertible into Common Stock pursuant to Section 5(a)(ii) hereof, the Company shall not, without first obtaining the written consent or the affirmative vote of the holders of a majority of the then outstanding shares of Series A-2 Preferred Stock, voting separately as a class, take or permit any of the following actions:

                  (A) any authorization or issuance of any shares of capital stock of the Company, or any securities or other instruments convertible into, exchangeable or exercisable for shares of capital stock of the Company, having rights to dividends or amounts payable upon liquidation or redemption ranking senior to or pari passu with the common rights of the Series A-2 Preferred Stock;

                  (B) any amendment of the terms of any existing shares of capital stock of the Company, or any securities or other instruments convertible into, exchangeable or exercisable for shares of capital stock of the Company, to provide for rights to dividends or upon liquidation or redemption ranking senior to or pari passu with the common rights of the Series A-2 Preferred Stock;

                  (C) any declaration or payment of a dividend on any shares of capital stock of the Company other than the Series F Preferred Stock; or

                  (D) any direct or indirect redemption, repurchase or other acquisition by the Company of any of its capital stock other than the Series F Preferred Stock;

             (iii) so long as a majority of the aggregate number of shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock originally issued are outstanding, the Company shall not, without first obtaining the written consent or the affirmative vote of the holders of seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class, take or permit any of the following actions:

                  (A) any recapitalization of a type described in Section 5(c)(vii);

                  (B) any declaration or payment of a dividend on any shares of capital stock of the Company other than the Series F Preferred Stock; or

                  (C) except for a redemption of Series A-2 Preferred Stock pursuant to Section 6 hereof, which shall require no stockholder or director approval, any direct or indirect redemption, repurchase or other acquisition by the Company of any of its capital stock other than the Series F Preferred Stock;

             (iv) so long as a majority of the aggregate number of shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock originally issued are outstanding, the Company shall not, without first obtaining the written consent or the affirmative vote of the holders of sixty-five percent (65%) of the then outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class, take or permit any of the following actions:

                  (A) any authorization or issuance of any shares of capital stock of the Company, or any securities or other instruments convertible into, exchangeable or exercisable for shares of capital stock of the Company, having rights to dividends or amounts payable upon liquidation or redemption ranking senior to or pari passu with the common rights of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock;

                  (B) any amendment of the terms of any existing shares of capital stock of the Company, or any securities or other instruments convertible into, exchangeable or exercisable for shares of capital stock of the Company, to provide for rights to dividends or upon liquidation or redemption ranking senior to or pari passu with the common rights of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock;

                  (C) except for a redemption of Series A-2 Preferred Stock pursuant to Section 6 hereof, which shall require no stockholder or director approval, any direct or indirect redemption, repurchase or other acquisition by the Company of any series of Preferred Stock (other than the Series F Preferred Stock, the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock) before September 7, 2006; or

                  (D) any Fundamental Change (as defined in Section 5(c)(viii)).

         (c) RIGHT TO ELECT DIRECTORS.

             (i) DEFINITION OF EVENT OF DEFAULT. An Event of Default will be deemed to have occurred if the Company fails to comply with or breaches any material provision hereof, of the Investor Rights Agreement or any Stock Purchase Agreement, and such breach or failure is not cured by the Company within 30 days after written notice thereof is furnished to the Company.

             (ii) CONSEQUENCES OF EVENTS OF DEFAULT.

                  (A) If any Event of Default occurs, the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class, shall thereupon be entitled to elect two members to the Company's Board of Directors. Such right to elect two members to the Board of Directors will continue until such time as the condition constituting the Event of Default ceases to exist, at which time such right will terminate subject to revesting upon the reoccurrence and continuation of any Event of Default. Any director elected pursuant to this Section 4(c)(ii)(A) will continue to serve as a director until three months following the date on which there is no longer any Event of Default.

                  (B) If any Event of Default occurs, each holder of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock will also have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

             (iii) REMOVAL; REPLACEMENT. Any director elected pursuant to
Section 4(c)(ii)(A) may be removed and replaced, with or without cause by the vote of the holders of a majority of the shares of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class. If any vacancy shall exist for any reason in any directorship that the holders of such shares are entitled to appoint or elect, such vacancy may be filled only by such holders, by delivery to the Company of a written instruction by the affirmative vote of the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, voting together as a single class, or in any other manner that is in accordance with the Certificate of Incorporation and the Bylaws of the Company or otherwise authorized by law.

             (iv) SERIES A-2 PREFERRED STOCK. The rights of holders of shares of Series A-2 Preferred Stock under this Section 4(c) shall be effective only following the approval of the grant of voting rights to shares of Series A-2 Preferred Stock pursuant to Section 4(a)(i) hereof.

5.       CONVERSION.

         (a) OPTIONAL CONVERSION.

             (i) Subject to subsection (ii), each share of Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be convertible at any time at the option of the holder thereof into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Purchase Price of such Series by the Conversion Price then in effect for such Series (the "Conversion Ratio"). The Conversion Price of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock shall initially equal 10% of the respective Original Purchase Price, and may thereafter be adjusted from time to time in accordance with Section 5(c) hereof.

             (ii) Each share of Series A-2 Preferred Stock shall be convertible only at and after such time that the holders of a majority of the voting power of those classes and series of the capital stock outstanding prior to the date of issuance of the Series A-2 Preferred Stock, present in person or by proxy at a meeting at which a quorum is present, approve the grant of such conversion rights to shares of Series A-2 Preferred Stock.

         (b) AUTOMATIC CONVERSION.

             (i) MANDATORY CONVERSION (MARKET EVENTS). Subject to the provisions of Sections 5(a)(ii) and 5(d), all outstanding shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, shall be automatically converted into shares of Common Stock at the then effective Conversion Ratio:

                  (A) upon the closing of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate gross proceeds to the Company are at least $50,000,000 and in which the price per share of Common Stock equals or exceeds 15% of the Original Purchase Price; or

                  (B) upon written notice from the Company to the holders thereof at any time within 10 days after the end of any period of 20 consecutive Trading Days in which the Market Price of the Common Stock has exceeded twenty percent (20%) of the respective Liquidation Amount (determined as of the close of business on the last Trading Day before the beginning of such 20-day period); PROVIDED THAT the shares of Common Stock issued upon conversion of the Series A-1 Preferred Stock and Series A-2 Preferred Stock are then freely tradable in the public markets without any restriction on the holder thereof (other than a restriction resulting from participation on the Board of Directors of the Company by any holder of the Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case may be).

             (ii) MANDATORY CONVERSION (CONVERSION OF OTHER SHARES). Subject to the provisions of Sections 5(a)(ii) and 5(d), all outstanding shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case may be, shall be automatically converted into shares of Common Stock at the then effective Conversion Ratio at such time as less than 20% of the shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, respectively, remain outstanding.

             (iii) SERIES A-2 PREFERRED STOCK. If any of the events described in Sections 5(b)(i) or (ii) have previously occurred with respect to the Series A-2 Preferred Stock at the time such shares become convertible pursuant to Section 5(a)(ii), such shares shall thereupon automatically convert into shares of Common Stock at the then effective Conversion Ratio.

         (c) ADJUSTMENT TO APPLICABLE CONVERSION PRICE. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time as provided in this
Section 5(c).

             (i) UPON OTHER SALES OF COMMON STOCK. If at any time while any shares of the Series A-1 Preferred Stock or Series A-2 Preferred Stock are outstanding, the Company issues or sells, or in accordance with Section 5(c)(ii) is deemed to have issued or sold, any shares of Common Stock or Common Stock Equivalents (as defined below) without consideration or at a price per share less than the Conversion Price of the Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case may be, in effect immediately prior to such time, then immediately upon such issue or sale, the Conversion Price shall be adjusted to equal the product obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by a fraction:

                  (A) the numerator of which shall be (i) the number of shares of Common Stock Deemed Outstanding (as defined in Section 9 hereof) immediately prior to such issue or sale plus (ii) the number of shares of Common Stock or Common Stock Equivalents which the aggregate purchase price of the total number of additional shares so issued or sold would purchase at the then effective Conversion Price, and

                  (B) the denominator of which shall be (i) the number of shares of Common Stock Deemed Outstanding on the date immediately prior to such issue or sale plus (ii) the number of additional shares of Common Stock or Common Stock Equivalents so issued or sold.

Notwithstanding the foregoing, this Section 5(c)(i) shall not apply with respect to the issuance of: (i) Common Stock upon the conversion of any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock; (ii) the securities issuable upon the exercise or conversion of any right, warrant, option or other convertible security outstanding at the time of the issuance of the Series A-1 Preferred Stock and Series A-2 Preferred Stock; and (iii) up to 500,000 shares of Common Stock or options to purchase such shares of Common Stock issued or issuable at prices lower than the then current Conversion Price pursuant to any employee benefit plans approved by the Board of Directors of the Company or the Compensation Committee thereof.

             (ii) UPON ISSUANCES OF WARRANTS, OPTIONS AND RIGHTS TO PURCHASE COMMON STOCK OR OTHER CONVERTIBLE Securities.

                  (A) COMMON STOCK EQUIVALENTS. If the Company in any manner issues or sells any options, warrants or rights to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exercisable or exchangeable for Common Stock (collectively, "Common Stock Equivalents") and the price per share for which Common Stock is issuable upon the exercise, conversion or exchange of such Common Stock

Equivalents is LESS THAN the respective Conversion Price of the Series A-1 Preferred Stock or Series A-2 Preferred Stock in effect immediately prior to the time of such issuance or sale, then, for purposes of this Section 5(c), the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Common Stock Equivalents shall be deemed to be outstanding and to have been issued and sold by the Company for the "Net Consideration Per Share". For purposes of this paragraph, the "Net Consideration Per Share" is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise, conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of all such Common Stock Equivalents. No adjustment of the respective Conversion Price for the Series A-1 Preferred Stock or Series A-2 Preferred Stock shall be made under Section 5(c)(i) upon the issuance of any shares of Common Stock pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any such adjustment shall previously have been made upon the original issuance of any such Common Stock Equivalents as provided above.

                  (B) DECREASES IN NET CONSIDERATION PER SHARE. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time, then, upon the effectiveness of each such change, the respective Conversion Price of the Series A-1 Preferred Stock and Series A-2 Preferred Stock will be adjusted to that which would have been obtained had (1) the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the decreased Net Consideration Per Share of such securities, and (2) all other adjustments made to the respective Conversion Price of the Series A-1 Preferred Stock and Series A-2 Preferred Stock since the date of issuance of such Common Stock Equivalents been made to such Conversion Price as adjusted pursuant to (1) above. Any adjustment of the respective Conversion Price pursuant to this paragraph which relates to Common Stock Equivalents shall be disregarded, in whole or in part, as applicable, if, as, and when all, or such portion, of such Common Stock Equivalents expire or are cancelled without being exercised, so that the respective Conversion Price of the Series A-1 Preferred Stock and Series A-2 Preferred Stock effective immediately upon such cancellation or expiration shall be equal to the respective Conversion Price of the Series A-1 Preferred Stock and Series A-2 Preferred Stock in effect at the time of the issuance of the expired or cancelled Common Stock Equivalents, with such additional adjustments as would have been made to the Conversion Price had the expired or cancelled Common Stock Equivalents not been issued.

             (iii) CONSIDERATION OTHER THAN CASH. If any Common Stock or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the Company. If any Common Stock or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be (A) the Market Price, in the case of securities or (B) the fair value thereof, in the case of any other consideration. The fair value of any consideration other than cash or securities shall be determined jointly by the Company and the holders of a majority of the Series A-1 Preferred Stock and Series A-2 Preferred Stock. If such parties are unable to reach agreement within thirty (30) days, such fair value shall be determined by an Appraisal.

             (iv) INTEGRATED TRANSACTIONS. In case any Common Stock Equivalents are issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Common Stock Equivalents by the parties thereto, the Common Stock Equivalents shall be deemed to have been issued without consideration.

             (v) REACQUIRED SHARES. The disposition of any shares owned or held by or for the account of the Company or any subsidiary of the Company shall be considered an issue or sale of Common Stock.

             (vi) RECORD DATE. If the Company determines a record date of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or Common Stock Equivalents or (B) to subscribe for or purchase Common Stock or Common Stock Equivalents, then, for purposes of this Section 5(c), such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

             (vii) STOCK SPLITS, STOCK DIVIDENDS AND RECAPITALIZATIONS. If the Company, at any time while any shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock are outstanding, shall (A) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock (whether Common Stock or capital stock of any class), (B) subdivide its outstanding shares of Common Stock into a larger number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price designated in Section 5(a) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 5(c)(vii) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

             (viii) CAPITAL REORGANIZATION, MERGER OR SALE OF ASSETS. Any recapitalization, reorganization, or reclassification (other than as described in Section 5(c)(vii)), or any consolidation, merger, sale of all or substantially all of the assets of the Company to another person or entity or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as a "Fundamental Change." Subject to the provisions of Section 3(d), prior to the consummation of any Fundamental Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock) to ensure that all holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore issuable upon conversion thereof, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock issuable upon conversion thereof immediately before the Fundamental Change (without regard to Section 5(a)(ii) hereof). In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock) with respect to the rights and interests of all holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock to ensure that the provisions of this Section 5 shall thereafter be applicable to the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Ratio taking into account the value of the Common Stock reflected by the terms of such consolidation, merger or sale, if the value per share so reflected is less than the Market Price of the Common Stock in effect immediately prior to such consolidation, merger or sale. The Company shall not effect any such consolidation, merger or sale unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively), the obligation to deliver to holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to acquire.

             (ix) OTHER DILUTIVE ISSUANCES. If any event occurs of the type contemplated by the provisions of this Section 5(c) but not expressly provided for by such provisions, including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, then the Board of Directors shall make an appropriate adjustment in the respective Conversion Price so as to protect the rights of the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively.

         (d) SURRENDER OF CERTIFICATES; PARTIAL CONVERSION. Upon a conversion pursuant to Section 5(a) hereof, the holder of any shares of Series A-1 Preferred or Series A-2 Preferred Stock (after such time as shares of Series A-2 Preferred Stock may be converted to Common Stock) to be converted shall surrender the certificates representing the shares of Series A-1 Preferred or Series A-2 Preferred Stock, as the case may be, duly endorsed, at the office of the Company or of its transfer agent and give written notice to the Company that such holder elects to convert such shares of Series A-1 Preferred or Series A-2 Preferred Stock or specified portion thereof into shares of Common Stock as set forth in such notice (the "Conversion Notice"). Each Conversion Notice shall be given by facsimile or by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile, telephone number or address of the principal place of business of the Company. Any conversion of shares of Series A-1 Preferred or Series A-2 Preferred Stock into Common Stock shall be effective as of the date of the Company's receipt of such notice (the "Conversion Date"). After such time as shares of Series A-1 Preferred or Series A-2 Preferred Stock may be converted to Common Stock, upon an automatic conversion pursuant to Section 5(b), the outstanding shares of Series A-1 Preferred or Series A-2 Preferred Stock, as the case may be, shall thereupon be converted automatically without any further action by the Company or the holders of such shares. At such time as the certificate or certificates representing shares of Series A-1 Preferred or Series A-2 Preferred

Stock which have been converted are surrendered to the Company, a certificate or certificates representing the number of shares of Common Stock issuable upon conversion thereof shall be issued and delivered. In case of conversion of only part of the shares of Series A-1 Preferred or Series A-2 Preferred Stock represented by a certificate or certificates surrendered to the Company, the Company also shall forthwith issue and deliver a new certificate for the number of shares of Series A-1 Preferred or Series A-2 Preferred Stock, which had not been converted. Until such time as the certificate or certificates representing shares of Series A-1 Preferred or Series A-2 Preferred Stock which are being converted are surrendered to the Company and a certificate or certificates representing the shares of Common Stock into which such shares of Series A-1 Preferred or Series A-2 Preferred Stock have been converted have been issued and delivered, the certificate or certificates representing the shares of Series A-1 Preferred or Series A-2 Preferred Stock which had been converted shall represent the shares of Common Stock into which such shares of Series A-1 Preferred or Series A-2 Preferred Stock, as the case may be, have been converted.

         (e) RESERVATION OF COMMON STOCK. The Company shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all the shares of Series A-1 Preferred and Series A-2 Preferred Stock (without regard to Section 5(a)(ii)) from time to time outstanding. As a condition precedent to the taking of any action which would cause an adjustment increasing the number of shares into which the outstanding shares of Series A-1 Preferred or Series A-2 Preferred Stock may be converted, the Company shall take such corporate action as may be necessary in order that it may validly and legally issue to the holders of shares of Series A-1 Preferred and Series A-2 Preferred Stock upon conversion fully paid and non-assessable shares of Common Stock as may be required by this Section 5. If the Common Stock issuable upon conversion of the shares of Series A-1 Preferred and Series A-2 Preferred Stock is listed on any national securities exchange, the Company shall cause all shares reserved for such conversion to be listed on such exchange, subject to official notice of issuance upon such conversion.

         (f) FRACTIONAL SHARES. In lieu of any fractional shares to which the holder of the Series A-1 Preferred or Series A-2 Preferred Stock otherwise would be entitled, the Company shall pay cash equal to such fraction multiplied by the Market Price of the Company's Common Stock on the applicable Conversion Date.

         (g) NO REISSUANCE OF SHARES. No shares of Series A-1 Preferred or Series A-2 Preferred Stock acquired by the Company by reason of conversion or otherwise shall be reissued, and all such shares shall be canceled and retired and shall resume the status of authorized shares of Preferred Stock without designation as to series.

6.       REDEMPTION.

         (a) MANDATORY REDEMPTION. If the shares of Series A-2 Preferred Stock do not have both conversion rights pursuant to Section 5(a)(i) hereof and voting rights pursuant to section 4(a)(ii) hereof by March 31, 2002, a holder of Series A-2 Preferred Stock may, at its option and upon giving a Redemption Notice to the Company, redeem all or any portion of such holder's shares of Series A-2 Preferred Stock on any date on or after September 30, 2002 (the "Redemption Date") specified in such request. The redemption price for each share of Series A-

2 Preferred Stock shall equal (i) the Original Purchase Price plus all declared and unpaid dividends thereon, plus (ii) a redemption premium of 25% per annum of the Original Purchase Price compounded annually from the date of the original issuance of such shares of Series A-2 Preferred Stock up to and including the date on which such shares are redeemed (the "Redemption Price"). Unless and until redemption of any shares of Series A-2 Preferred Stock, such shares shall continue to have all other rights of the Series A-2 Preferred Stock.

         (b) REDEMPTION NOTICE. At least 30 days before the Redemption Date, written notice (the "Redemption Notice") shall be given by the holder of such Series A-2 Preferred Stock to be redeemed by facsimile or by mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company. The Redemption Notice shall state:

             (i) the number of shares of Series A-2 Preferred Stock held by the holder that are to be redeemed by the Company;

             (ii) the Redemption Date and the Redemption Price; and

             (iii) that the holder will surrender to the Company, in the manner and at the place designated by the Company, such holder's certificate or certificates representing the shares of Series A-2 Preferred Stock that are being redeemed.

         (c) INSUFFICIENT FUNDS FOR REDEMPTION. If the funds of the Company legally available for redemption of any shares of Series A-2 Preferred Stock on any Redemption Date are insufficient to redeem the number of shares of Series A-2 Preferred Stock to be so redeemed pursuant to any Redemption Notice, the holders of shares of Series A-2 Preferred Stock to be redeemed shall share ratably in any funds legally available for redemption of such shares according to the respective amounts that would be payable with respect to the number of shares owned by them if the shares to be so redeemed were redeemed in full. The shares of Series A-2 Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of such shares of Series A-2 Preferred Stock, such funds will be used as soon as practicable to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above until such redemption obligations have been fully discharged. For purposes of determining whether funds are legally available for redemption of shares of the Series A Preferred Stock as provided herein, the Company shall value its assets at the highest amount permissible under applicable law.

         (d) SURRENDER OF CERTIFICATES. On or before a Redemption Date, each holder of Series A-2 Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated by the Company (or if no such designation is made, the Company's main office), and thereupon the Redemption Price for such shares shall be payable on the Redemption Date to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (e) NO REISSUANCE OF SERIES A-2 PREFERRED STOCK. No shares of Series A-2 Preferred Stock acquired by the Company by reason of redemption or otherwise shall be reissued, and all such shares shall be canceled and retired and shall resume the status of authorized shares of Preferred Stock without designation as to series.

7.       LIMITATION OF LIABILITY.

         (a) To the maximum extent permitted by law, the Company does hereby exonerate the holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock and their designees serving on the Board of Directors from time to time, or any person or entity being represented by or acting on behalf of any of the foregoing, directly and indirectly, and their respective successors and assigns (collectively, "Indemnitees") and waives and releases any suit, claim, demand or cause of action of any kind arising from any action taken or failure to take any action by an Indemnitee, unless such action or failure to take action constitutes self-dealing or willful misconduct, and to the maximum extent permitted by law, no Indemnitee shall be personally liable for monetary damages as such for any action or failure to take action.

         (b) The Company shall indemnify and hold harmless each Indemnitee made or threatened to be made a party to, or having to appear as a witness in connection with, a Proceeding (as hereinafter defined), to the fullest extent permitted by law and against all expense, liability and loss, including without limitation judgments, penalties, fines (including without limitation excise taxes with respect to employee benefit plans, settlements and reasonable expenses), and attorneys' fees and disbursements incurred or suffered by the Indemnitee in connection with any Proceeding (as hereinafter defined), except to the extent that the act or failure to act giving rise to the claim for indemnification is determined by a court of competent jurisdiction without right of appeal to have constituted bad faith or, in the case of a criminal proceeding, unlawful conduct that the Indemnitee had reasonable cause to believe was unlawful. The right to indemnification provided in this Section 7 shall include the right, upon written request to the Company, to have the expenses incurred by the Indemnitee in connection with any Proceeding (including without limitation attorney's fees and disbursements) paid or reimbursed by the Company in advance of the final disposition of the Proceeding to the fullest extent permitted by law; provided that, if law so requires, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made upon delivery to the Company of a written affirmation by the Indemnitee of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee was not entitled to be indemnified under this Section 7 or otherwise. The written undertaking required by the preceding sentence is an unlimited general obligation of the Indemnitee, but need not be secured and shall be accepted without reference to financial ability to make repayment. Indemnification pursuant to this Section 7 shall continue as to an Indemnitee who has ceased to be a holder of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, a Director or an officer or ceased to have any relationship with the Company and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. For purpose of this Section 7, "Proceeding" shall mean any threatened, pending or completed action, suit or proceeding (including without limitation any action, suit or proceeding by or in the right of the Company), whether civil, criminal, administrative or investigative, against any one or more Indemnitees arising from or in connection with any action or failure to take action pursuant hereto or any right, power or privilege granted hereunder or in connection with any duty of such Indemnitee to the Company. The rights to indemnification and to the advancement of expenses provided in this Section 7 shall not be exclusive of any other rights that any person or entity may have or hereafter acquire under any statute, provision of the Company's Certificate of Incorporation or Bylaws, agreement, vote of Shareholders or Directors, or otherwise.

         (c) The provisions of this Section 7 relating to the limitation of Indemnitees' liability, to indemnification and to the advancement of expenses shall constitute a contract between the Company and each of the Indemnitees which may be modified as to any Indemnitee only with that person's or entity's consent or as specifically provided in this Section 7. Notwithstanding any provision in the Certificate of Incorporation of the Company relating to amendment of the Certificate of Incorporation of the Company generally, no repeal or amendment of this Section 7 can be effective without the prior written consent of the holders of a majority of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, and any such amendment or repeal which is adverse to any Indemnitee shall apply to such Indemnitee only on a prospective basis and shall not reduce any limitation on the personal liability of an Indemnitee or limit the rights of an Indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

         (d) In the case of any change in law which expands the liability of an Indemnitee or limits the indemnification rights or the rights to advancement of expenses which the Company may provide, the right to limited liability, to indemnification and to the advancement of expenses provided in this Section 7 shall continue as theretofore to the extent permitted by law. Conversely, if any change in law permits the Company to limit further the liability of an Indemnitee or to provide broader indemnification rights or rights to the advancement of expenses than the Company was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

8.       NOTICES OF RECORD DATE; SPECIAL MEETING.  In the event of

         (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

         (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

         (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company,

then and in each such event the Company shall mail or cause to be mailed to each holder of Series A-1 Preferred Stock and Series A-2 Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least thirty (30) days prior to the date specified in such notice on which such action is to be taken.

         (d) Notwithstanding anything to the contrary in the Company's bylaws or certificate of incorporation, the Company shall, upon the written request of holders of a majority of the outstanding shares of Series A-2 Preferred Stock, call one or more special meetings of the stockholders of the Company, from time to time for the purpose of approving the provision of voting and/or conversion rights to the holders of the shares of Class A-2 Preferred Stock.

9.       DEFINED TERMS.

         For purposes hereof:

         (a) "APPRAISAL" means the determination of fair value by an appraiser selected by the Company and by the holders of a majority of the Series A-1 Preferred Stock and Series A-2 Preferred Stock. In the event that the Company and the holders of a majority of the Series A-1 Preferred Stock and Series A-2 Preferred Stock are unable to agree upon an appraiser within five days, then the Company and the holders of a majority of the Series A-1 Preferred Stock and Series A-2 Preferred Stock shall each choose an appraiser within five days thereafter who shall each complete their appraisals and provide a written report of the results thereof to the Company and the holders of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, within thirty (30) days thereafter. If the appraisals made by such appraisers do not differ by more than ten (10%) percent of the amount of the higher appraiser, the two appraisals shall be averaged to determine the fair value. It the appraisals differ by more than ten (10%) percent of the amount of the higher appraiser, then a third appraiser shall be chosen by the first two appraisers within five days after the report of the two appraisers has been submitted. If such appraisers are unable to agree upon the third appraiser within such time, such third appraiser shall be designated by the American Arbitration Association in San Diego, California ("AAA") upon application of the Company or the holders of a majority of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, and such third appraiser shall complete its appraisal and provide a written report of the results to the Company and the holders of the Series A-1 and Series A-2 Preferred Stock, within thirty (30) days after such third appraiser is selected. If the appraisal of such third appraiser falls between the two prior appraisals, then the third appraisal shall determine the fair value. If the third appraisal is higher or lower than both of the prior appraisals, then the third appraisal and the prior appraisal which is most similar in amount to the third appraisal shall be averaged to determine the fair value: The determination of such appraisers shall be final and binding on the Company and all holders of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock, respectively, and the fees and expenses of such appraisers shall be paid by the Company.

         (b) "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time (excluding any shares held by or for the account of the Company or any subsidiary of the Company), plus the number of shares of Common Stock deemed to be outstanding upon the conversion of the Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case may be, and upon the exercise, exchange or conversion of all Common Stock Equivalents outstanding immediately prior to an issuance or sale of Common Stock pursuant to Section 5(c) hereof.

         (c) "ORIGINAL PURCHASE PRICE" of the Series A-1 Preferred Stock and Series A-2 Preferred Stock means the price per share at which the shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock were sold by the Company (as adjusted for stock dividends, stock splits, combinations, reclassifications or other similar events involving the Series A-1 Preferred Stock and Series A-2 Preferred Stock).

         (d) "INVESTOR RIGHTS AGREEMENT" means that certain Investor Rights Agreement entered into by and among the Company and the original purchasers of the Series A-1 Preferred Stock and Series A-2 Preferred Stock on or about the date(s) of the issuance of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, as amended from time to time.

         (e) "MARKET PRICE" with respect to the Company's Common Stock means on any particular date (i) the last sale price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange on which the Common Stock has been listed or if there is no such price on such date, then the last price on such exchange on the last Trading Date preceding such date, or
(ii) if the Common Stock is not listed on the Nasdaq National Market or any stock exchange, the average of the bid and asked price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq SmallCap Market at the close of business on such date, or (iii) if the Common Stock is not quoted on the Nasdaq SmallCap Market, the average of the bid and asked price for a share of Common stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) or (iv) if the Common Stock is not listed on any domestic securities exchange or quoted in the Nasdaq system or the domestic over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Company and the holders of a majority of the Series A-1 Preferred Stock and Series A-2 Preferred Stock; provided that if such parties are unable to reach agreement within thirty (30) days, such fair value shall be determined by an Appraisal.

         (f) "STOCK PURCHASE AGREEMENT" means each agreement for the purchase and sale of Series A Preferred Stock, Series A-1 Preferred Stock or Series A-2 entered into by and among the Company and the original purchasers thereof, as amended from time to time.

         (g) "TRADING DAY" means (i) a day on which the Common Stock is traded on the Nasdaq National Market or principal stock exchange on which the Common Stock has been listed, or (ii) if the Common Stock is not listed on the Nasdaq National Market or any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the Nasdaq SmallCap Market, or
(c) if the Common Stock is not quoted on the Nasdaq SmallCap Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).













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